Exhibit 10.24

EXECUTION COPY

AGREEMENT FOR CHAIRMAN OF BOARD OF DIRECTORS

This AGREEMENT FOR CHAIRMAN OF BOARD OF DIRECTORS (this “Agreement”) is dated as of October 1, 2007, between Rafaella Apparel Group, Inc. (the “Company”) and John Kourakos, an individual (“Director”) (the Company and Director, together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Director’s service as Chairman of the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the premises and of Director agreeing to serve the Company and intending to be legally bound hereby, the Parties hereto agree as follows:

1.                                       Service as Director.  Director hereby agrees to be elected and to serve as Chairman of the Board of Directors of the Company and to assume the following obligations and responsibilities:

1.1                                 Director shall provide active strategic and management leadership and oversight for the Company (as opposed to having responsibilities for the day-to-day operations of the Company) and shall perform such other duties and responsibilities as may be reasonably requested by the Board of Directors or as are normally related to the position of Chairman of the Board in accordance with the Company’s bylaws and applicable law, including those services described on Exhibit A (the “Services”).  Director hereby agrees to use reasonable efforts to provide the Services.  Director shall not allow any other person or entity to perform any of the Services for or instead of Director.  Director shall, based upon advice from counsel to the Company, comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and the Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

1.2                                 Director may be employed by another company, may serve on other Boards of Directors and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the shareholders.  The ownership of less than a five percent (5%) interest in a public Company, by itself, shall not constitute a violation of this duty.  Except as set forth in Exhibit B, Director represents that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use reasonable efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board of Directors, which shall not be unreasonably withheld, conditioned or delayed.  If, at any time, Director is required to make any material disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

1.3                                 Except as set forth in Section 1.2 and Exhibit B, Director will not engage in any activity that creates an actual conflict of interest with the Company, regardless of whether such activity is prohibited by the Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.  Specifically and except as set forth in Section 1.2 and Exhibit B of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of the Company’s disinterested board members, without the approval of the Board.

2.                                       Term.

2.1                                 Subject to earlier termination pursuant to Section 4, this Agreement shall commence on October 1, 2007 (the “Effective Date”) and continue until the first (1st) anniversary of the Effective Date and thereafter as long as Director shall continue to be elected as Chairman of the Board.

2.2                                 Notwithstanding the foregoing, and provided that Director does not voluntarily resign and is not removed from his position pursuant to Section 4 below, the Company agrees to use its best efforts to reelect Director to the Board at each Meeting of the Shareholders for an aggregate period of four (4) years (the “Term”).

3.                                       Compensation and Benefits.  In consideration for the Services, the Company shall provide Director with the following during the Term:

3.1                                 Director’s Fee.  In consideration of the Services, the Company shall pay Director a fee as follows:

(a)                                  from the Effective Date through June 30, 2008, Director shall be paid a fee at the annualized rate of One Hundred Fifty Thousand Dollars ($150,000) per year, and

(b)                                 commencing on July 1, 2008, Director shall be paid a fee at the annualized rate of Two Hundred Thousand Dollars ($200,000).

All amounts paid pursuant to this Section 3.1 shall be paid in accordance with the Company’s regularly established practices regarding the payment of Directors’ fees, but in no event less frequently than in quarterly installments.

3.2                                 Transaction Bonus.  Director shall receive an amount equal to one percent (1.0%) of the Appreciated Value and Net Dividends available to the Company’s Common Stockholders in connection with certain transactions involving the Company pursuant to the terms and conditions attached hereto as Exhibit C.

3.3                                 Participation in Employee Benefit Plans.  Director shall be entitled, if and to the extent eligible, to participate in the Company’s group health plan on the same terms as other directors and executives of the Company.  The Company may at any time or from time to time amend, modify, suspend or terminate any such  plan, program or arrangement for any reason without Director’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for executives of the Company.

3.4                                 Expense Reimbursement.  Director shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.                                       Termination.

4.1                                 Right to Terminate.  At any time, Director may be removed as Chairman, and Director may resign as Chairman or Director, in each instance as provided in the Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law.  Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of the Company, neither Director nor the Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Chairman, except as provided in the Company’s Certificate of Incorporation, as amended, the Company’s bylaws, as amended, and applicable law.

4.2                                 Effect of Termination.  Upon a termination of Director’s status as Chairman under circumstances in which Director remains a director, this Agreement will terminate, and the Company and Director will sign a mutually agreed upon superseding Director’s Agreement.  Upon a termination of Director’s status as Chairman under circumstances in which Director does not continue as a director, this Agreement will terminate; the Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination, and, thereafter, all of the Parties’ rights and obligations under this Agreement shall cease, except for such rights and obligations that expressly survive such termination.  Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with the Company by virtue of his position as Chairman.  Director agrees that following any termination of this Agreement, he shall, at the Company’s sole cost and expense, cooperate with the Company in the winding up or transferring to other directors any pending work and shall also cooperate with the Company (to the extent allowed by law, and at the Company’s expense) in the defense of any action brought by any third party against the Company that relates to the Services.

5.                                       Restrictions and Obligations of Director.

5.1                                 Confidentiality.

(a)                                  During the Term, Director will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form, would irreparably harm the Protected Parties.

(b)                                 Director acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  Director shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information obtained by Director during the Term of this Agreement.  Except as required by law, an order of a court or governmental agency with jurisdiction, or a subpoena or other lawful process, Director shall not, during the Term or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Director use it in any way, except in the course of providing the Services or to enforce any rights or defend any claims hereunder or under any other agreement to which Director is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  Director shall take reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, corporate espionage, loss and theft.  Director understands and agrees that Director shall acquire no rights to any such Confidential Information.

(c)                                  All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Company’s business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by Director or otherwise coming into Director’s possession, shall remain the exclusive property of the Company and its subsidiaries, and Director shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of Director’s duties under this Agreement.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of this Agreement, Director will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Director’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, Director will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

5.2                                 Director will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging Remarks (as defined below) concerning the Company or Cerberus Capital Management, L.P., or their parents, subsidiaries and affiliates, and their respective present members, partners, directors, officers, shareholders, successors and assigns (including any person who held any such position during the Term).  “Disparaging Remarks” are remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.                                       Liability Insurance.  The Company shall continue to maintain an insurance policy or policies providing directors’ and officers’ liability insurance in an amount and on terms at least as favorable as those in effect on the date hereof or that may be obtained by the Company hereafter.  Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any other director of the Company.

7.                                       Indemnification.

(a)                                  The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless Director from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Director in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Director may become subject (including without limitation as a witness) or liable or which may be incurred by or assessed against Director, relating to or arising out of his engagement by the Company or the Services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Director harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Director’s liability with respect to such Indemnified Claim resulted from Director’s willful misconduct or gross negligence.

(b)                                 At Director’s request, the Company shall advance to Director the cost of all reasonable legal fees and related costs incurred by Director arising out of or relating to any Indemnified Claim, provided as a condition to any such advance the Company may require that Director agree to repay the funds advanced to the extent it is determined by a final, non-appealable judgment of a court of competent jurisdiction that Director is not entitled to indemnification for such reasonable legal fees and related costs.

(c)                                  Notwithstanding the foregoing, Director’s attorneys’ hourly billing rates shall not be deemed unreasonable as long as such rates are consistent with the hourly billing rates of the Company’s other outside counsel.

(d)                                 The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Director may have or be entitled to at common law or otherwise.  The provisions of this Section 8 shall survive the termination of this Agreement for any reason.

8.                                       Other Provisions.

8.1                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)	If the Company, to:

Rafaella Apparel Group, Inc.
1411 Broadway
New York, New York 10018
	Attention:	Secretary
	Telephone:	(212) 403-0300
	Fax:	(212) 764-9275

With copies to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
	Attention:	Roland Hlawaty
	Telephone:	(212) 530-5735
	Fax:	(212) 822-5735

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
	Attention:	George Kollitides
	Fax:	(212) 284-7916

(b)	If Director, to Director’s home address reflected in the Company’s records,

With a copy to:

Ken Gardner
Gardner Weiss and Rosenblum LLP
100 Park Avenue, 18th floor
New York, New York 10017
	Telephone:	212-907-0600
	Fax:	212-907-0610

8.2                                 Section 409A.  It is intended that all payments hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued thereunder (in aggregate, “Section 409A”) so as not to subject Director to payment of interest or any additional tax under Section 409A.  In furtherance thereof, the parties agree to the following:

(a)                                  If payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.

(b)                                 In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 8.2 would result in Director’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and Director.

8.3                                 Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  To the extent that any provision of this Agreement conflicts with any current or future policy or procedure of the Company, the provisions of this Agreement shall prevail.

8.4                                 Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5                                 Governing Law, Dispute Resolution and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflict of law principles.

(b)                                 The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

8.6                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall constitute one and the same instrument.

8.7                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.8                                 Severability.  If any term or provision of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

DIRECTOR

/s/ John Kourakos
Name:	John Kourakos

RAFAELLA APPAREL GROUP, INC.

By:	/s/ George Kollitides
Name:	George Kollitides
Title:	Authorized Person

EXHIBIT A

DESCRIPTION OF SERVICES

The Services shall include, but shall not be limited to, the following:

1.                                       Strategic Planning.  Leading and overseeing the development, implementation and assessment of the Company’s strategic plan and annual budgets and forecasts.

2.                                       Management Development.  Participating in annual and other periodic management assessments; providing executive coaching to management; and promoting professional development of management.

3.                                       Business Reviews.  Overseeing the preparation of annual, quarterly and monthly operational business reviews and leading the presentation thereof to the Board of Directors.

4.                                       Meetings of the Board.  Chairing meetings of the Board, of which the Company intends to have (A) one in-person Board meeting per quarter, (b) one telephonic Board meeting per month in which there is no in-person Board meeting, and (c) such additional number of Board meetings as are otherwise required by the business and affairs of the Company.

5.                                       Promoting Business.  Using reasonable efforts to promote the business of the Company.

6.                                       Act as a Fiduciary.  Representing the stockholders and the interests of the Company as a fiduciary.

7.                                       Participation.  Participating as a full voting member of the Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees and reviewing management performance.

EXHIBIT B

AUTHORIZED ACTIVITIES

[None listed.]

EXHIBIT C

TRANSACTION BONUS

Director shall receive a cash payment equal to one percent (1.0%) of the Appreciated Value in connection with a Sale Transaction and one percent (1.0%) of the Net Dividends paid other than in connection with a Sale Transaction (in either case, a “Sale/Dividend Payment”), subject to vesting as described below.

DEFINITIONS

1.                                       SALE TRANSACTION

For purposes of this Agreement, “Sale Transaction” shall mean:

i)                 a Change in Control (as defined below); and

ii)              other than in connection with a “Change in Control”, (A) all transactions (determined cumulatively from the Effective Date) by the common or preferred stockholders of the Company on the Effective Date (the “Common Stockholders”) or any affiliates of such Common Stockholders resulting in the sale of common or preferred securities of the Company to one or more Third Parties (as defined in the definition of “Change in Control”) and (B) the sale by the Company of its common securities pursuant to an initial public offering.

For purposes of this section, “Change in Control” shall mean, in one or a series of related transactions: (i) a transaction(s) resulting in the sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a person or entity who is not a Common Stockholder or an affiliate of such Common Stockholder (such person or entity being a “Third Party”); or (ii) a transaction(s) resulting in the sale by any persons or entities who are stockholders of the Company immediately prior to the date of such sale, or any of their affiliates, or a merger or other extraordinary corporate transaction or business combination involving the Company, resulting in more than fifty percent (50%) of the voting stock of the Company being held by a Third Party.

2.                                       APPRECIATED VALUE

For purposes of this Agreement, “Appreciated Value” shall mean:

i)                 the “net value” of all cash, securities and other consideration in any form paid by a Third Party to the Company and/or the Common Stockholders in connection with Sale Transactions (including the aggregate amount of any Dividends in connection with or in contemplation of a Sale Transaction) and taking into account the Net Dividends calculated in connection with any Dividends paid after the Effective Date to the Common Stockholders or any affiliates of such Common Stockholders; minus

ii)              in the case of a Sale Transaction in which the Company receives consideration from the Third Party, the sum of (x) the amount of any debt or preferred stock (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) assumed, acquired, redeemed or repaid (directly or indirectly) in connection with the Sale Transaction, or which remains on the Company’s financial statements at the time of the Sale Transaction and (y) $53,333,333 (the “Floor Amount”); or

iii)           in the case of a Sale Transaction in which the Common Stockholders receive consideration from the Third Party, the sum of (x) the amount of any preferred stock of the class or series issued and outstanding on the Effective Date (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) that is issued and outstanding as of the time of such Sale Transaction and (y) the Floor Amount minus (A) the number of shares of such preferred stock issued and outstanding as of the time of such Sale Transaction multiplied by (B) the original issue price thereof.

Amounts paid into escrow and contingent payments in connection with any Sale Transaction, if paid within five (5) years of the consummation of any Sale Transaction, will be included as part of the Appreciated Value if and when paid to the Common Stockholders.  If the Appreciated Value is a negative number, no Sale/Dividend Payment shall be due.

For the avoidance of doubt, the deduction with respect to the Floor Amount shall be applied only once with respect to the determination of the Appreciated Value and Net Dividends and there shall be no duplication with respect to any preferred stock or debt.

3.                                       NET DIVIDENDS

For purposes of this Agreement, “Net Dividends” shall mean:

i)                 the aggregate value of all cash, securities and other consideration paid after the Effective Date by the Company to the Common Stockholders or any affiliates of such Common Stockholders (other than in connection with a Sale Transaction) in the form of dividends, other distributions or as a repurchase of any common securities of the Company (collectively, “Dividends”) and taking into account the “Appreciated Value” calculated in connection with prior Sale Transactions; minus

ii)              the sum of (x) the amount of any preferred stock of the class or series issued and outstanding on the Effective Date (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) that is issued and outstanding as of the time of such Dividend and (y) the Floor Amount minus (A) the number of shares of such preferred stock issued and outstanding as of the time of such Dividend multiplied by (B) the original issue price thereof.

If Net Dividends is a negative number, no Sale/Dividend Payment shall be due.

Calculations of Appreciated Value or Net Dividends shall be made in connection with any Sale Transaction or Dividend payment and shall be calculated, without duplication, on a cumulative basis taking into account all Dividends and Sale Transactions from the Effective Date.

For the avoidance of doubt, the deduction with respect to the Floor Amount shall be applied only once with respect to the determination of the Appreciated Value and Net Dividends and there shall be no duplication with respect to any preferred stock or debt.

VESTING AND PAYMENT OF TRANSACTION BONUS

1.                                       FULL VESTING

Notwithstanding any provision contained herein to the contrary, in the event a Change in Control is consummated prior to full vesting of the Sale/Dividend Payment and provided Director’s status as Chairman of the Board has not terminated as of the date of such Change in Control, Director shall be one hundred percent (100%) vested in the entire Sale/Dividend Payment, which shall be payable in a lump sum within thirty (30) days of such Change in Control.

2.                                       VESTING SCHEDULE

Provided that Director remains Chairman of the Board on each applicable anniversary as described below, Director shall vest in a percentage of the Sale/Dividend Payment as indicated below:

Vesting Date: On the following anniversaries of the Effective Date:	The following percent of the Sale/Dividend Payment shall vest:
3 month	4%
6 month	4%
9 month	4%
12 month	4%
15 month	5%
18 month	5%
21 month	5%
24 month	5%
27 month	6%
30 month	6%
33 month	6%
36 month	6%
39 month	10%

42 month	10%
45 month	10%
48 month	10%

3.                                       TERMINATIONS AND FORFEITURES

If Director’s position as Chairman of the Board terminates for any reason prior to the consummation of a Change in Control, any then-unvested portion of the Sale/Dividend Payment shall immediately be cancelled, and Director (and Director’s estate, designated beneficiary or other legal representative, as applicable) shall forfeit any rights or interests in and with respect to any such unvested portion of the Sale/Dividend Payment; provided, however, that the foregoing cancellation and forfeiture shall not apply if Director’s position as Chairman of the Board terminated within three (3) months prior to a Change in Control, under circumstances reasonably indicating that such termination was in anticipation of the Change of Control.

In the event any Sale Transaction is consummated, or any Net Dividend is paid, on or prior to the first (1st) anniversary of the termination of Director’s position as Chairman of the Board, Director shall be entitled to the portion of the Sale/Dividend Payment that had vested on or prior to the effective date of termination.  Such amount shall be payable to Director in a lump sum within sixty (60) days of the date of such Sale Transaction or Net Dividend payment.

In the event any Sale Transaction is consummated, or any Net Dividend is paid, after such first (1st) anniversary, any rights or interests in the entire Sale/Dividend Payment (whether vested or unvested) shall be cancelled and Director (and Director’s estate, designated beneficiary or other legal representative, as applicable) shall forfeit any rights or interests in and with respect to the entire Sale/Dividend Payment.

Notwithstanding anything herein to the contrary, the Board may, in its sole discretion, accelerate the vesting of any portion of the unvested portion of a Sale/Dividend Payment at any time.